July 17, 2008

EDITORS: The following information is for immediate release. If you have any questions contact John A. Featherman, Chairman and Chief Executive Officer of First National Bank of Chester County at 484-881-4100.

John J. Ciccarone announces retirement

from Board of First Chester County Corp.

WEST CHESTER - John J. Ciccarone today announced his retirement from the Board of Directors of First Chester County Corporation and First National Bank of Chester County effective August 1, 2008 after more than 20 years of service to the county’s leading independent community bank.

“I’ve enjoyed my service on these Boards working with some of the best business professionals in the county,” said Ciccarone. First National is a strong independent bank with outstanding leadership. I’m leaving the bank in great hands. The bank has an excellent future.”

Ciccarone said he will continue to operate his management company that manages some 500,000 square feet of medical offices located throughout Chester and Delaware counties.

“John has made great contributions to this bank and to this community”, John A. Featherman III, Chairman and Chief Executive Officer of First National Bank said. “Everyone at First National Bank is going to miss his guidance, counsel and advice.”

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, government entities, nonprofit organizations and community service groups. For more information, visit www.1nbank.com.